SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2010

Source Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-153881	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Toronto Street, Suite 234, Toronto, Ontario, Canada	M5C2B5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  289-208-6664

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02   Unregistered Sales of Equity Securities

On August 7, 2010, we entered into an agreement (the “Agreement”) with Vulture Gold LLC, a Nevada limited liability company (“Vulture”), to purchase One Hundred percent (100%) of Vulture’s outstanding membership interests in consideration for Four Million (4,000,000) shares of our common stock.

Vulture is the owner of the mineral rights to unpatented mineral claims located in Maricopa County Arizona known collectively as the Vulture Mine, and which are more fully described in Appendix A to the Agreement.  The sellers of the membership interests in Vulture are Aravis Investments, Ltd., and Somerset Management, Ltd.  Each of the selling parties sold a Fifty percent (50%) membership interest in Vulture in exchange for Two Million (2,000,000) shares of our common stock.  The transfer of the parties interests are more fully described in the Assignment and Assumption of Membership Interest from Aravis Investments, Ltd., to Source Gold Corp., and Assignment and Assumption of Membership Interest from Somerset Management, Ltd., to Source Gold Corp., respectively, which are attached to the Agreement.

The common stock to be issued under the Agreement was offered in reliance on the exemption from registration afforded by Regulation S promulgated under the Securities Act of 1933, as amended.

The Agreement is not being reported under Item 1.01 and/or Item 2.01 as we, the Company, have made the determination that the Company’s maturity and value is such that the acquisition of Vulture: 1) was not material as it was made in the ordinary course of business; and 2) did not constitute the acquisition of a significant amount of assets.

Item 9.01   Financial Statements and Exhibits

Exhibit
Number      Description

10.1	Purchase Agreement Between the Source Gold Corp., and Vulture Gold LLC dated August 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Source Gold Corp.

/s/ Lauren Notar
Lauren Notar
President, Director

Date: August 11, 2010